EXHIBIT 99.1

From:	Mellanox Technologies 2900 Stender Way Santa Clara, CA 95054

Contact:	Mellanox Technologies Brian Sparks 408-970-3400 media@mellanox.com

Mellanox Announces Resignation of Dave Sheffler as
Vice President of Worldwide Sales
SANTA CLARA, CA and YOKNEAM, ISRAEL — March 27, 2007 — Mellanox™ Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of semiconductor-based high-performance interconnect products, today announced that Dave Sheffler has resigned as the Company’s Vice President of Worldwide Sales for personal reasons. Mr. Sheffler will continue in his role through the transition period.
“Dave has been with the Company for seven years, developing one of the best sales teams in the industry, and was instrumental in building Mellanox,” said Eyal Waldman, chairman, president and CEO of Mellanox Technologies. “On behalf of Mellanox, I personally would like to thank Dave for his significant contribution to Mellanox’s success, and we wish him the best in his future endeavors.”
About Mellanox
Mellanox Technologies is a leading supplier of semiconductor-based, high-performance, InfiniBand interconnect products that facilitate data transmission between servers, communications infrastructure equipment, and storage systems. The company’s products are an integral part of a total solution focused on computing, storage and communication applications used in enterprise data centers, high-performance computing and embedded systems. In addition to supporting InfiniBand, Mellanox’s next generation of products support the industry-standard Ethernet interconnect specification.
Founded in 1999, Mellanox Technologies is headquartered in Santa Clara, California and Yokneam, Israel. For more information on Mellanox’s solutions, please visit www.mellanox.com.
Mellanox is a registered trademark of Mellanox Technologies, and ConnectX, InfiniBlast, InfiniBridge, InfiniHost, InfiniRISC, InfiniScale, and InfiniPCI are trademarks of Mellanox Technologies. All other trademarks are property of their respective owners.